Exhibit 5.1

August 17, 2005

Sonic Solutions

101 Rowland Way, Suite 110

Novato, CA 94959

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by Sonic Solutions, a California corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on August 17, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 3,000,000 shares of the Company’s Common Stock, no par value (the “Common Stock”), reserved for issuance under the Company’s 2004 Equity Compensation Plan, 1,250,000 shares of Common Stock reserved for issuance under the Company’s 2004 Stock Incentive Plan and 750,000 shares of Common Stock reserved for issuance under the Company’s 2005 Stock Incentive Plan (Non-U.S. Employees) (collectively, the “Plans”).

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the adoption of the Plans and the authorization of the issuance of the 5,000,000 shares of Common Stock under the Plans. For purposes of the opinion rendered below, we have assumed that in connection with the issuance of shares of Common Stock under the Plans, the Company will receive the full consideration stated in the respective Plan for each share of Common Stock and that such consideration in respect of each share of Common Stock includes payment of cash or other lawful consideration.

Based upon and subject to the foregoing, it is our opinion that the 5,000,000 shares of Common Stock that may be issued and sold by the Company pursuant to the Plans, when issued and sold in the manner referenced in the Registration Statement and the related prospectus(es), will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP